June 30, 2006
Alan P. Goldberg
40 Hills Road
Loudonville, NY 12211
Dear Alan:
     We are pleased to set forth certain terms of your continued employment with the firm.
     We are pleased to appoint you Vice Chairman of First Albany Companies Inc. and have agreed to continue to pay you your base salary at the rate prior to the temporary reduction ($400,000 per year) from the date hereof through December 31, 2007 (the “Employment Period”). Your duties as Vice Chairman will include advising the Board and senior management with respect to broad policy decisions of the Company as may be requested by the Board of Directors from time to time. You have also agreed to resign from your positions as Chief Executive Officer and President of both First Albany Companies Inc. and First Albany Capital Inc., as well as any other offices you hold within First Albany Companies Inc. and its wholly owned subsidiaries, as of the date hereof. All compensation will be subject to standard payroll withholdings. You agree that to the extent your employment is voluntarily terminated or if you are terminated for Cause you will only receive your base salary through the date of termination. For purposes of this Agreement, “Cause” shall mean (i) theft, embezzlement or the falsification of any documents or records of First Albany; (ii) commission of any act of fraud with respect to First Albany causing harm to its business or assets; (iii) conviction (including any plea of guilty or nolo contendere) of a felony; (iv) personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or habitual use of alcohol or drugs which, in the good faith determination of First Albany, materially impairs your ability to carry out your duties as an employee; (v) use of First Albany’s proprietary information or client information for your personal benefit or in a way adverse the interests of First Albany; (vi) willful and material failure to follow any lawful First Albany policy or procedure or (vii) material failure to substantially perform the duties or requirements of your position with First Albany.
     During the Employment Period you will retain your current office and the services of your secretary. Moreover, you will continue to enjoy participation in each of the employee benefit or stock incentive plans in which you are currently participating. Any stock incentive awards which you have received or may receive will continue to vest and will remain exercisable throughout the Employment Period in accordance with the plan documents.
     You agree that during your employment at First Albany and for a period of three calendar months following the termination of your employment (regardless of the reason for termination) you will not directly or indirectly solicit (i) any customer or client of First Albany to transfer its business to any other person or entity or (ii) any employee of First Albany to leave the employ of First Albany.

Alan P. Goldberg
June 30, 2006
     Additionally, you acknowledge that First Albany’s assets, including but not limited to, financial information, strategies, new products, plans, studies, forecasts, and other non-public information about First Albany and/or its clients, are confidential and trade secrets of First Albany. You agree that you will not disclose such confidential information or trade secrets without the prior written permission of First Albany. You also agree that such disclosure would cause irreparable and material damage to First Albany.
     Please note that First Albany considers this letter, and all the terms contained herein, to be highly confidential. They should not be discussed, disclosed or shown to anyone, other than authorized corporate employees. In addition, this letter agreement may not be modified or amended except by a written agreement signed by you and First Albany. This letter contains our entire understanding with respect to the subject matter contained herein and supersedes any prior understandings, communications or agreements that we may have had relating to such subject matter. Nothing contained herein shall be deemed to alter or change any existing rights of Employee or First Albany under any of First Albany’s written employee benefit plans.
     This letter agreement shall be subject to, governed by and construed in accordance with the laws of the State of New York without regard to its choice of law principles. Any controversy or dispute regarding the interpretation, construction or enforcement of this letter agreement shall be subject to and resolved by arbitration in New York, New York through the facilities and in accordance with the rules of NASD Dispute Resolution, Inc. (the “NASD”) or the New York Stock Exchange, Inc. (the “NYSE”), and the parties agree to submit to the jurisdiction of the NASD or NYSE with respect to any such controversy or dispute. Judgment upon any such award or decision of the arbitrators may be entered in any court of competent jurisdiction. You further agree that New York is the appropriate venue for any such dispute inasmuch as First Albany’s headquarters are located in New York and First Albany has a substantial interest in having all of its agreements with employees coherently and foreseeably construed according to a uniform law. You agree that the rights and obligations of First Albany shall be assignable by First Albany. This letter agreement shall be binding upon and inure to the benefit of First Albany and you, and First Albany’s successors and permitted assigns.
     If the terms of this letter are acceptable to you, please sign and return a copy to me for my files.
Sincerely,

/s/ Carl Carlucci
Carl Carlucci
Chair,
Executive Compensation Committee
ACCEPTED AND AGREED:

/s/ Alan P. Goldberg
Alan P. Goldberg